Exhibit 99.1

Contact:
Provectus Biopharmaceuticals, Inc.	Porter, LeVay & Rose, Inc.
Peter R. Culpepper, CFO, COO	Marlon Nurse, DM, SVP – Investor Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700
Bill Gordon – Media Relations
Phone: 212-724-6312

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS EXTENDS FOR ADDITIONAL 60 DAYS MEMORANDUM OF UNDERSTANDING WITH SINOPHARM-CHINA STATE INSTITUTE OF PHARMACEUTICAL INDUSTRY AND SINOPHARM A-THINK PHARMACEUTICAL CO., LTD

KNOXVILLE, TN, May 18, 2015 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, http://www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), today announced that it had extended for an additional 60 days its Memorandum of Understanding with Sinopharm-China State Institute of Pharmaceutical Industry (“Sinopharm-CSIPI”), the leader among all pharmaceutical research institutes in China, and Sinopharm A-THINK Pharmaceutical Co., Ltd. (“Sinopharm A-THINK”), the only injectable anti-tumor drug research and development, manufacture and distribution integrated platform within Sinopharm Group. The extension was the only change to the agreement, and the MOU is now in force through July 15, 2015.

The original MOU was signed in August 2014, and since then, the parties have sought to enter into a definitive licensing agreement, subject to additional negotiation, due diligence, and any required regulatory and corporate approvals. The original MOU was to be in effect for 90 days, and in November 2014 it was extended through May 16, 2015.

Since the signing of the MOU, management of Provectus and senior personnel at Sinopharm-CSIPI and Sinopharm A-THINK have held numerous conference calls, have met face-to-face in both China and the US, and Chinese scientists on staff at Sinopharm have discussed in person PV-10 and its clinical results with the lead investigators at St. Luke’s University Hospital and Health Network and Moffitt Cancer Center.

Dr. Craig Dees, PhD, Chief Executive Officer of Provectus stated, “We remain optimistic that a definitive licensing agreement with our Chinese partners can be achieved. The extra time is needed to ensure that nothing in the agreement undermines the legal position of Provectus or Sinopharm under Chinese or American law, and to ensure that the timetable for all deliverables is realistic – and clearly defined taking into account the regulations regarding new drug applications under the Chinese regulatory system.”

Dr. Zhidan Jia, Chief Executive Officer of Sinopharm A-THINK, said, “We believe that the original terms of the MOU are still in our best interests and those of our partners at Provectus, and we took great comfort from the opening of enrollment for the phase 3 trial for the use of PV-10 as a treatment for melanoma. We believe that the next 60 days will be productive, and that both sides will be content with the outcome.”

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc. specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials, including its current phase 3 study in melanoma, can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,”“believe,”“could,”“estimate,”“expect,”“intend,”“may,”“plan,”“predict,”“project,”“will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

###